EXHIBIT 10.2
EXECUTION COPY
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
StarVox Communications, Inc.
Senior Secured Debenture

Issuance Date: June 1, 2007	Principal: U.S. $2,000,000
     FOR VALUE RECEIVED, StarVox Communications, Inc., a California corporation (the ”Company”) and a wholly owned subsidiary of U.S. Wireless Data, Inc., a Delaware corporation (“Parent”), hereby promises to pay to the order of DKR Soundshore Oasis Holding Fund Ltd. or its registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to 10.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Debenture (including all Senior Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is one of an issue of Senior Debentures issued pursuant to the Securities Purchase Agreement (as defined below) on the Issuance Date (collectively, the “Debentures” and such other Senior Debentures, the “Other Debentures”). Certain capitalized terms used herein are defined in Section 21.
          (1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount equal to the Principal, as well as all accrued but unpaid Interest. The “Maturity Date” shall be August 1, 2007, or (a) such earlier date as may be accelerated by the Required Holders upon an Event of Default in accordance with the terms hereof, (b) such later date as may be extended at the option of the Required Holders, or (c) such earlier date which is the third day following a financing or refinancing (or related series thereof) of either debt or equity by the Company and/or the Parent of at least Thirty Million Dollars ($30,000,000) in the aggregate.
          (2) INTEREST; INTEREST RATE. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, in cash. Interest accrues at the Interest Rate on all outstanding unpaid Principal owed under this Debenture and all accrued Interest is payable on each Interest Date. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.00%) (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.
          (3) RIGHTS UPON EVENT OF DEFAULT.
               (a) Event of Default. Each of the following events shall constitute an “Event of Default”:
                    (i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC, or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason or is unavailable to any holder of the Debenture for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement), in each case as required by and in accordance with the terms of the Registration Rights Agreement;
                    (ii) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other amounts due under any Transaction Document to which the Company is a party (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges or other amounts (other than Principal) when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;
                    (iii) any default in excess of $50,000 in the aggregate occurs and is continuing under, or any redemption of or acceleration prior to maturity occurs in respect of any Indebtedness of the Company, Parent or any of their Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) in excess of $50,000 in the aggregate, other than in respect of Capital Lease Obligations not in excess of $75,000 in the aggregate and other than with respect to any redemption of the Other Debentures in accordance with their terms; provided, that in the event that any such acceleration of Indebtedness is rescinded by the holders thereof prior to acceleration of this Debenture or the Other Debentures, no Event of Default shall exist as a result of such rescinded acceleration;
                    (iv) the Company, Parent or any of their Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due except as disclosed in the SEC Documents at least three (3) Business Days prior to the Issuance Date;
                    (v) creditors of the Company, Parent or any of their Subsidiaries file an action for relief under any Bankruptcy Law against such entity in an involuntary case and such action is not dismissed within thirty (30) days of such filing or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company, Parent or any of their Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company, Parent or any of their Subsidiaries or (C) orders the liquidation of the Company, Parent or any of their Subsidiaries;
                    (vi) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company, Parent or any of their Subsidiaries, which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;
                    (vii) the Company or Parent, as applicable, (A) makes any representation or warranty in any Transaction Document which is incorrect or misleading when made, or (B) breaches any covenant (other than a covenant contained in Section 8 of this Debenture or in the Post-Closing Letter Agreement) of any Transaction Document, except, in the case of a breach of a covenant of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;
                    (viii) any breach or failure in any respect to comply with Section 8 of this Debenture or with the Post-Closing Letter Agreement;
                    (ix) the Parent fails to obtain authorization for the transactions contemplated in the Transaction Documents from the Pennsylvania Public Utilities Commission within twenty (20) days after the Issuance Date;
                    (x) the Company fails to cause its, and its Subsidiaries’, outside Pennsylvania counsel, to deliver to Holder an opinion dated within ten (10) days after the Issuance Date in form and substance satisfactory to Holder in its sole discretion;
                    (xi) any Event of Default (as defined in the Other Debentures) occurs and is continuing with respect to any Other Debentures;

                    (xii) any Event of Default (as defined in the Security Agreement) occurs and is continuing under the Security Documents, the repudiation by the Company, Parent or any of their Subsidiaries of any of its obligations under the Security Agreement or the unenforceability of the Security Agreement against the Company, Parent or any of their Subsidiaries for any reason; and
                    (xiii) any of the Governmental Approvals shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, adverse modification or failure to renew has a material adverse effect on the business or financial condition of the Company, Parent or a Subsidiary or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (1) has, or could reasonably be expected to have, a material adverse change, or (2) adversely affects the legal qualifications of Parent or any of its Subsidiaries to hold any of the Governmental Approvals in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Parent or any of its Subsidiaries to hold any of the Governmental Approvals in any other jurisdiction.
               (b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Debenture or any other Debenture, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Required Holder may require the Company to redeem all or any portion of the Debenture (as “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of the Debenture the Required Holders are electing to redeem; provided that upon the occurrence of any default described in Section 3(a)(v) and 3(a)(vi), the Debenture shall automatically, and without any action on behalf of the Holders, be redeemed by the Company. Each portion of the Debenture subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to 110% of the outstanding Principal amount and accrued and unpaid Interest and accrued and unpaid Late Charges and Interest with respect to such portion of the Debenture subject to redemption (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7.
          (4) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.
               (a) Assumption. Neither Parent nor the Company shall enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to the Holder of this

Debenture in exchange for such Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debenture held by such holder and having similar ranking to the Debenture, and satisfactory to the Required Holders and (ii) unless the Fundamental Transaction would result in a Change of Control and the Company complies with the provisions of Section 4(b), the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Debenture.
               (b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Required Holders may require the Company to redeem all or any portion of the Debenture by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the portion of the Debenture each Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 4 shall be redeemed by the Company at a price equal to the sum of the amount being redeemed together with accrued and unpaid Interest with respect to such amount and accrued and unpaid Late Charges with respect to such amount and Interest (the “Change of Control Redemption Price”). Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 7 and shall have priority to payments to stockholders in connection with a Change of Control.
          (5) COMPANY REDEMPTION. Prior to the Maturity Date, the Company may elect to pay to the Holder of this Debenture the Company Redemption Amount, subject to and in accordance with the terms of this Section 5, by redeeming the Principal, in whole or in part, in accordance with this Section 5 (a “Company Redemption”). On or prior to the date which is the sixth (6th) Trading Day prior to the Company Redemption (each, a “Company Redemption Notice Due Date”), the Company shall deliver written notice (each, a “Company Redemption Notice”), to the Holder which Company Redemption Notice shall state the amount of Principal which the Company elects to redeem pursuant to a Company Redemption (the “Company Redemption Amount”), together with accrued and unpaid Interest with respect to such Company Redemption Amount and accrued and unpaid Late Charges with respect to such Company Redemption Amount and Interest. Each Company Redemption Notice shall be irrevocable. The Company shall redeem the applicable Company Redemption Amount of this Debenture pursuant to this Section 5 together with the corresponding Company Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. If the Company elects a Company Redemption, then the Company Redemption Amount which is to be paid to the Holder on the applicable Company Redemption Date shall be redeemed by the Company on such Company Redemption Date, and the Company shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Company Redemption Amount.
          (6) NONCIRCUMVENTION. The Company and Parent hereby covenant and agree that neither the Company nor Parent will, by amendment of its Articles or Certificate (as applicable) of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.
          (7) HOLDER’S REDEMPTIONS.
               (a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Required Holders’ Event of Default Redemption Notice. If the Required Holders have submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control (provided, that if the Change of Control is described in Section 1(c)), then the payment shall be made in accordance with Section 1(c) and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Principal of this Debenture, the Company shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 12(d)) representing the outstanding Principal which has not been redeemed.
               (b) Redemption by Other Holders. Any Event of Default Redemption Notice or Change of Control Redemption Notice for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b), Section 4(b) or Section 8 is to be delivered to the Company by the Required Holders. If the Company receives any Event of Default Redemption Notice or Change of Control Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice, then the Company shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Event of Default Redemption Notice or Change of Control Redemption Notice received by the Company from the Required Holders.

          (8) COVENANTS.
               (a) Rank. All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries.
               (b) Incurrence of Indebtedness. So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture and the Other Debentures and (ii) Permitted Indebtedness.
               (c) Existence of Liens. So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by Parent, the Company or any of either of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.
               (d) Restricted Payments. Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly,
                    (i) declare or pay any dividend or make any other payment or distribution on account of the Parent’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent) or to the direct or indirect holders of the Parent’s Equity Interests in their capacity as such;
                    (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent other than in connection with a Permitted Distribution; or
                    (iii) make any payment on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or the Parent, except a payment of interest, principal or other amounts due at the stated maturity thereof and except for payments of principal, interest and other amounts under the Other Debentures.
               (e) Asset Sales. Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:
                    (A) Parent or the Company (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, and at least 85% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash; or

                    (B) the asset transferred consists of worn-out or obsolete or unneeded Equipment; or
                    (C) the owner of the assets or rights after the transfer or series of related transfer is Parent, the Company or a Subsidiary party to the Security Agreement; or
                    (D) the assets or rights transferred after the Issuance Date have a book value not exceeding $200,000 in the aggregate.
               (f) Use of Proceeds. The Company and Parent will use the proceeds from the sale of the Securities as set forth in Section 4(d) of the Securities Purchase Agreement.
               (g) Additional Collateral. With respect to any Property acquired after the Issuance Date by the Company or any of its Subsidiaries (other than Property acquired with a lease or purchase money financing constituting Permitted Indebtedness, to the extent the terms of such lease or financing prohibit the granting of a security interest in such Property) as to which the Holder does not have a perfected Lien, the Company shall promptly (i) execute and deliver to the Holder or its agent such amendments to the Security Agreement or such other documents as such Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by such Holder.
          (9) CHANGE THE TERMS OF THIS DEBENTURE; WAIVER. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Debenture or waiver of compliance by the Company or Parent with any term of this Debenture or the Other Debentures.
          (10) TRANSFER. This Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Sections 2(f) and 2(g) of the Securities Purchase Agreement.
          (11) REISSUANCE OF THIS DEBENTURE.
               (a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.
               (b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 12(d)) representing the outstanding Principal.
               (c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 12(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
               (d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.
          (12) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).
          (13) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.
          (14) CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

          (15) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
          (16) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day, submit via facsimile the disputed arithmetic calculation of the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
          (17) NOTICES; PAYMENTS.
               (a) Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor.
               (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Debenture, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided, that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15.00%) per annum from the date such amount was due until the same is paid in full (“Late Charge”). Late Charges shall be added to Principal to the extent not paid when they are incurred.

          (18) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full in cash, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
          (19) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Purchase Agreement.
          (20) GOVERNING LAW. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.
          (21) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:
               (a) “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights with a book value in excess of $50,000 other than in the ordinary course of business consistent with past practice, and (ii) the sale of Equity Interests in any of the Company’s Subsidiaries.
               (b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
               (c) “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
               (d) “Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
               (e) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Capital Stock in which holders of the Parent’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or the Parent.
               (f) “Common Stock” shall mean the common stock of the Parent, par value $0.01 per share.
               (g) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Global Market or The Nasdaq Capital Market.
               (h) “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
               (i) “Fundamental Transaction” means that the Parent shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Parent is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Capital Stock or (vi) own 100% of the Capital Stock of the Company.
               (j) “GAAP” means United States generally accepted accounting principles, consistently applied.
               (k) “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority with respect to the Company, Parent or a Subsidiary.
               (l) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization having jurisdiction over the Company, Parent or a Subsidiary (including, without limitation, the Federal Communications Commission and any

State public utility commission or other State agency or department with primary regulatory jurisdiction over common carrier telecommunications and pay telephone services).
               (m) “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
                    (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
                    (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and
                    (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
               (n) “Indebtedness” means any indebtedness (excluding accrued expenses and trade payables), whether or not contingent:
                    (i) in respect of borrowed money;
                    (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
                    (iii) in respect of banker’s acceptances;
                    (iv) representing Capital Lease Obligations;
                    (v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
                    (vi) representing any Hedging Obligations,
               (o) if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the Company or its Subsidiaries (whether or not such Indebtedness is assumed by the Company or such Subsidiary) and, to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any Indebtedness of any other Person.
               (p) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

               (q) “Payment Quarter” means each of: the period beginning on and including June 1, 2007, and ending on and including June 30, 2007; the period beginning on and including July 1, 2007, and ending on and including the Maturity Date.
               (r) “Permitted Distribution” means the conversion or exchange of any convertible securities (including preferred stock) issued prior to the Issuance Date into or for other securities pursuant to the terms of such convertible securities or preferred stock and cash payments in lieu of fractional shares in connection with such conversion or exchange.
               (s) “Permitted Indebtedness” means (a) purchase money debt, Capital Lease Obligations or other Indebtedness incurred in connection with the acquisition of an interest in property, equipment, entities or other assets, provided that such purchase money debt, Capital Lease Obligations or other Indebtedness is recourse only to the interests in property, equipment, entities or other assets so acquired, (b) Indebtedness of up to $2,000,000 for working capital purposes, provided the interest rate on such Indebtedness is equal to or less than 10.0% per annum, (c) Indebtedness described in Schedule 3(s) of the Securities Purchase Agreement, (d) indebtedness incurred by the Company or Parent, which is subordinated to all indebtedness to Holder under this Debenture pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Holder entered into between Holder and the other creditor, (e) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business, (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (g) guarantees with respect to Permitted Indebtedness, (h) extensions, refinancings, modifications, amendments and restatements of indebtedness described in (c) of this definition, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon the Company or Parent, as the case may be, and (i) Indebtedness of the Company to any Guarantor, or of any Guarantor to any other Guarantor, which is memorialized in writing in the form of a note approved by the Required Holders, and in each case pledged to the Holder and holders of the other Senior Debentures issued pursuant to the Securities Purchase Agreement.
               (t) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (iv) Liens securing the Company’s obligations under the Debenture; (v) Liens securing purchase money debt, Capital Lease Obligations or other Indebtedness incurred pursuant to clause (a) of the definition of Permitted Indebtedness, provided, that such Liens do not extend and otherwise are not recourse to any assets of the Company or its Subsidiaries other than the interests in property, equipment, entities or other assets acquired with such purchase money debt, Capital Lease Obligations or other Indebtedness; (vi) leases or subleases of property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of business of the Company, Parent or any Subsidiary; (vii) non-exclusive license of intellectual property granted to third parties in the ordinary course of business of the Company, Parent or any Subsidiary; (viii) Liens securing judgments for the payment of money not constituting an Event of Default hereunder; and (ix) Liens in favor of other financial institutions arising in connection with Borrowers’ deposit and/or securities accounts held at such institutions, provided that Holder has a priority perfected security interest in the amounts held in such deposit and/or securities accounts.
               (u) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
               (v) “Post-Closing Letter Agreement” shall have the meaning set forth in the Securities Purchase Agreement.
               (w) “Principal Market” means the NASD OTC Bulletin Board.
               (x) “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock.
               (y) “Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.
               (z) “Registration Rights Agreement” means that certain registration rights agreement dated as of February 2, 2007, by and among the Parent, the Existing Investors (as defined therein), initial holders of the Debentures, and any subsequent registration rights agreement between the Parent, the holder of this Debenture and the holders of the Other Debentures, relating to, among other things, the registration of the resale of the shares of Common Stock underlying the warrants issued pursuant to the Securities Purchase Agreement.
               (aa) “Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.
               (bb) “Required Holders” means the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding.
               (cc) “SEC” means the United States Securities and Exchange Commission.
               (dd) “SEC Documents” shall have the meaning set forth in the Securities Purchase Agreement.
               (ee) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Issuance Date by and among the Parent, the Company and the initial holders of the Debentures pursuant to which the Company issued the Debenture.

               (ff) “Security Agreement” means the Pledge and Security Agreement dated as of the Issuance Date among the Parent, its Subsidiaries, the holder of this Debenture and the holders of the Other Debentures, as may be amended or modified from time to time.
               (gg) “Security Documents” means the Security Agreement, if any, and all other instruments, documents and agreements delivered by the Company or any of its Subsidiaries in order to grant to any holder of a Debenture or Other Debenture, a Lien on any real, personal or mixed property of the Company or one of its Subsidiaries as security for the obligations under the Debentures and Other Debentures.
               (hh) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided, that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.
               (ii) “Trading Day” means any day on which the Common Stock is quoted on the Principal Market, or, if the Common Stock is not quoted on the Principal Market, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).
          (22) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

StarVox Communications, Inc., a California corporation

By:	/s/ Jay Wolf

Name: Jay Wolf
Title: Acting Chief Executive Officer

By signing below, Parent agrees to be bound by and subject to Section 6 and Section 8 of this Debenture.

U.S. Wireless Data, Inc., a Delaware corporation

By:	/s/ Jay Wolf

Name: Jay Wolf
Title: Acting Chief Executive Officer

18